EXHIBIT 99.1

Zomedica Announces $2.5 Million Registered Direct Offering

ANN ARBOR, Mich., Feb. 12, 2020 (GLOBE NEWSWIRE) -- Zomedica Pharmaceuticals Corp. (NYSE American: ZOM) (“Zomedica” or “Company”), a veterinary diagnostic company, announced today that it has entered into a definitive agreement with institutional investors for the issuance and sale in a registered direct offering of 20,833,334 of its common shares at a purchase price of $0.12 per share, for gross proceeds of $2.5 million. The offering is expected to close on or about February 14, 2020, subject to the satisfaction of customary closing conditions.

In addition, in a concurrent private placement, Zomedica will issue to the investors warrants to purchase up to 20,833,334 common shares, which represent 100% of the number of common shares issued in the registered direct offering, with an exercise price $0.20 per share and a five-year exercise period commencing six (6) months of the issuance date.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offerings.

Zomedica currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

The common shares (but not the warrants issued in the concurrent private placement or the common shares underlying such warrants) are being offered and sold in the registered direct offering by Zomedica pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-228926), including a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission (SEC) on January 30, 2019. The offering of the common shares is being made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying base prospectus may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at 646-975-6996 or e-mail at placements@hcwco.com.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the common shares underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying common shares may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

The common shares, the warrants and the common shares underlying the warrants are being sold in reliance upon prospectus exemptions under applicable Canadian securities laws on the basis that the securities will not be distributed back into Canada.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Zomedica
Based in Ann Arbor, Michigan, Zomedica (NYSE American: ZOM) is a veterinary diagnostic company creating products for companion animals (canine, feline and equine) by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio will include novel diagnostics and innovative therapeutics that emphasize patient health and practice health. With a team that includes clinical veterinary professionals, it is Zomedica’s mission to give veterinarians the opportunity to lower costs, increase productivity, and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

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Reader Advisory
Except for statements of historical fact, this news release contains certain “forward-looking statements” or "forward-looking information" (collectively, “forward-looking information”) within the meaning of applicable securities law including the registered direct offering of common shares, the consummation of the offering described above, the expected proceeds from the offering, the intended use of proceeds and the timing of the closing of the offering. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: our ability to satisfy the closing conditions of the offering, market and other conditions, uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and pilot and pivotal studies, uncertainty as to the likelihood and timing of regulatory approvals, availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; the level of expenditures necessary to maintain and improve the quality of products and services and achieve commercialization of products;; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; risks pertaining to permits and licensing, and intellectual property infringement risks; risks relating to future clinical trials, regulatory approvals, safety and efficacy of our products, the use of our product; risks related to intellectual property protection; and risks related to veterinary acceptance of our products,.  Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Investor Relations Contact:
Shameze Rampertab, CPA, CA, Interim Chief Executive Officer
srampertab@zomedica.com
+1 647.283.3630

PCG Advisory Group
Kirin Smith, COO
ksmith@pcgadvisory.com
+1 646.863.6519

Media Contact:
Meredith Newman
mnewman@zomedica.com
+1 734.369.2555 ext. 119